DALLAS, TEXAS . . . November 9, 2012 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to TIMET stockholders of $18.6 million, or $0.11 per diluted share, for the quarter ended September 30, 2012, compared to $25.0 million, or $0.14 per diluted share, for the same period in 2011.  The Company’s results in each period presented includes the impact of a non-cash deferred income tax charge of $0.01 per diluted share, as discussed further below.

The Company’s net sales were $257.7 million for the third quarter of 2012 compared to $262.5 million for the third quarter of 2011, as reduced volumes for industrial-grade products were partially offset by increased average selling prices.  Reduced volumes of industrial product sales, which generally have project-oriented demand and sell at lower prices than more complex aerospace-grade products, contributed to increased average selling prices and decreased overall shipment volumes during the third quarter of 2012.  A continuation of strong demand for mill products within the commercial aerospace sector offset reduced industrial-grade mill product sales volume.

Operating income for the third quarter of 2012 was $32.7 million compared to $38.5 million during the same period in 2011, reflecting the net effects of a favorable mix of mill product sales and lower melted product sales volume in 2012.

In each of the third quarters of 2011 and 2012, the United Kingdom enacted certain changes to their income tax laws, including a reduction in the U.K. corporate income tax rate. Because the Company has a net deferred income tax asset in the U.K., the impact of such tax rate reductions resulted in a non-cash deferred income tax expense of $1.5 million ($0.01 per diluted share) in the third quarter of 2011 and a non-cash deferred income tax expense of $1.7 million ($0.01 per diluted share) in the third quarter of 2012.

Bob O’Brien, President and CEO commented, “The commercial aerospace sector is poised for sustained growth over the next several years as announced production rates for next-generation airframes and engines are achieved.  Record backlogs for commercial aircraft manufacturers reflect the demand for global fleet replacement and expansion, which will drive significant titanium demand for our business for years to come.  This long-term growth pattern is unaffected by temporary fluctuations in inventory levels in the aerospace supply chain and the project-oriented demand from the industrial sector that may affect the industry from time to time.  We believe our customer supply agreements, which secure major positions on the engines and structures for key growth platforms, will bolster our core aerospace business for the foreseeable future.  To position ourselves for the expected demand growth under these platforms as the global fleet expands, we have several capital projects in progress to increase melt capacity and capability, and to improve efficiency at facilities in the U.S. and abroad, with completion expected to coincide with the significant ramp up of production.”

Mr. O’Brien continued, “Our raw material flexibility and committed customer base, together with highly efficient manufacturing processes, will allow us to manage our cost structure and production levels to respond and capitalize on the expected growth opportunities ahead.”

As previously disclosed, TIMET has also announced today that the Company entered into a definitive merger agreement with Precision Castparts Corp. (“PCC”) under which PCC has agreed to acquire all of the Company’s outstanding shares of common stock.  Under the terms of the merger agreement, PCC will commence by November 20, 2012, an all-cash tender offer to acquire 100% of the Company’s outstanding shares of common stock at a price of $16.50 per share, net to the tendering holder in cash.  PCC will acquire any shares of the Company’s common stock that are not purchased in the tender offer in a second-step merger, at the same price per share paid in the tender offer.  Completion of the tender offer will be subject to certain closing conditions, including a tender of a majority of the Company’s outstanding shares of common stock held by stockholders other than Contran Corporation and its affiliates, who in the aggregate own approximately 54% of our outstanding shares of common stock, and the receipt of anti-trust approvals in the United States and the European Union.  The tender offer is expected to be completed in December 2012, subject to the fulfillment of the conditions.    Contran and certain of its affiliates, who collectively hold approximately 45% of the Company’s outstanding shares of common stock, have committed to tender their shares in the tender offer.  There can be no assurance that the tender offer will be completed, or if completed, that it will be completed in December 2012.

The tender offer described above has not yet commenced, and the information provided above is neither an offer to purchase nor a solicitation of an offer to sell. At the time the tender offer is commenced, PCC will file with the SEC and mail to the Company’s stockholders a Tender Offer Statement on Schedule TO, and the Company will file with the SEC and mail to the Company’s stockholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the transaction. These will contain important information about PCC, TIMET, the transaction and other related matters. Investors and security holders are urged to read each of these documents carefully when they are available

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of TIMET’s customers, TIMET’s vendors and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic, financial and political conditions;
•	global productive capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	possible disruption of business or increases in the cost of doing business resulting from natural disasters or other accidents impacting TIMET, TIMET’s customers or TIMET’s vendors;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
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	Three months ended		Nine months ended
	September 30		September 30
	2011	2012	2011	2012
	(Unaudited)

Net sales	$262.5	$257.7	$786.6	$816.2
Cost of sales	207.4	207.4	620.4	646.5

Gross margin	55.1	50.3	166.2	169.7

Selling, general, administrative and development expense	17.1	17.7	48.6	52.6
Other income, net	0.5	0.1	12.5	1.4

Operating income	38.5	32.7	130.1	118.5

Other non-operating income (expense), net	3.5	(1.0)	4.5	0.2

Income before income taxes	42.0	31.7	134.6	118.7

Provision for income taxes	16.1	12.3	47.1	40.9

Net income	25.9	19.4	87.5	77.8

Noncontrolling interest in net income of subsidiary	0.9	0.8	2.1	3.5

Net income attributable to TIMET stockholders	$25.0	$18.6	$85.4	$74.3

Basic and diluted earnings per share attributable to TIMET stockholders	$0.14	$0.11	$0.48	$0.42

Weighted average shares outstanding
Basic	176.9	175.1	179.0	175.1
Diluted	176.9	175.1	179.1	175.1

Melted product shipments:
Volume (metric tons)	1,565	1,300	4,850	4,245
Average selling price (per kilogram)	$22.00	$22.75	$21.75	$22.75

Mill product shipments:
Volume (metric tons)	3,955	3,965	12,085	12,070
Average selling price (per kilogram)	$52.15	$53.35	$51.75	$54.45